UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 15, 2012

Nexxus Lighting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590                                                      59-3046866

(Commission File Number)                    (IRS Employer Identification No.)

124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262

(Address of Principal Executive Offices)(Zip Code)

(704) 405-0416

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 15, 2012, Nexxus Lighting, Inc. (the “Company”) received a notification letter from the Listing Qualifications Department of The NASDAQ OMX Group (“NASDAQ”) stating that due to the Company’s inability to timely file its Form 10-Q for the period ended June 30, 2012 (the “2nd Quarter Form 10-Q”), the Company was not in compliance with NASDAQ Listing Rule 5250(c)(1). This notification was issued in accordance with standard NASDAQ procedures in connection with the Company’s filing, on August 14, 2012, of a Notification of Late Filing on Form 12b-25 stating that the Company would not be able to timely file its 2nd Quarter Form 10-Q within the prescribed time period because the Company requires additional time to finalize its financial statements. As previously disclosed, the Company is facing significant challenges in achieving profitability and is exploring strategic alternatives. As a result of these challenges and efforts, the work necessary to finalize such 2nd Quarter Form 10-Q could not be completed in sufficient time to permit the timely filing of such 2nd Quarter Form 10-Q.

The NASDAQ notification letter noted that the Company has until October 15, 2012 to submit to NASDAQ a plan to regain compliance with the applicable listing rule. Upon acceptance of the Company’s compliance plan, NASDAQ may grant the Company an exception of up to 180 calendar days from the 2nd Quarter Form 10-Q’s initial due date, or until February 11, 2013, for the Company to regain compliance with NASDAQ’s filing requirements for continued listing. The Company intends to file its 2nd Quarter Form 10-Q with the United States Securities and Exchange Commission as soon as practicable, and anticipates that such 2nd Quarter Form 10-Q will be filed no later than September 28, 2012. If necessary, the Company will submit a plan to regain compliance with NASDAQ’s filing requirements within the 60 day period.

Item 7.01	Regulation FD Disclosure.

On August 21, 2012, the Company issued a press release, a copy of which is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 21, 2012	NEXXUS LIGHTING, INC.

/s/ Gary R. Langford
Name: Gary R. Langford
Title: Chief Financial Officer